Exhibit 99.1
FOR IMMEDIATE RELEASE

NOVELOS THERAPEUTICS CLOSES $6 MILLION PUBLIC OFFERING

MADISON, WI, December 7, 2011 – Novelos Therapeutics, Inc. (OTCBB: NVLT), a pharmaceutical company developing novel drugs for treatment and diagnosis of cancer, today announced the closing of an underwritten public offering of 10,081,667 units at $0.60 per unit for proceeds, net of underwriting discounts and commissions, of $5,747,000. Each unit consisted of one share of common stock and a warrant to purchase one share of common stock. The warrants have an exercise price of $0.60 per share and a 5-year term. The offering was made pursuant to an effective registration statement under the Securities Act of 1933, as amended.

Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (NasdaqGM: RODM), acted as sole underwriter for the offering.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The offering was made solely by means of a prospectus, copies of which may be obtained from Rodman & Renshaw, LLC, Prospectus Department, 1251 Avenue of the Americas, New York, NY, 10020, telephone: 212-356-0500 or email: placements@rodm.com. Before any investment, an investor should read the prospectus for more complete information about Novelos and this offering.

INVESTOR CONTACTS
Patrick Genn, Exec. Director	Anne Marie Fields, Senior Vice President
Novelos Therapeutics, Inc.	Lippert/Heilshorn & Associates, Inc.
Ph: (858) 775-7456	Ph: (212) 838-3777
Email: pgenn@novelos.com	Email: afields@lhai.com
Novelos Therapeutics, Inc.
Madison, WI	Boston, MA
This news release contains forward-looking statements. You can identify these statements by our use of words such as “may,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “continue,” “plans,” or their negatives or cognates.  Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators’ ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement.

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